EXHIBIT 10.12

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of the 22nd day of July, 2022, by and between Forza X1, Inc., a Delaware corporation, with its principal place of business located at 3101 S. US-1, Ft. Pierce, Florida 34982 (the “Company”) and Jim Leffew, an individual currently residing in South Carolina (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement dated December 15, 2021 (“Agreement”).

WHEREAS, the Company and Executive desire to amend and modify the Agreement to reflect his appointment as President and Chief Executive Officer.

WHEREAS, Section 23 of the Agreement states that an amendment may be made by a signed writing between the parties.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to the following:

1.             Section 2 of the Agreement shall be deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

“2.          Title; Duties; Board; Principal Place of Employment.

(a)           Title; Duties. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, reporting directly to the Company’s Executive Chairman and Board of Directors (“Board”). Executive shall perform such specific duties as are commensurate with such positions and such other duties as may be assigned to Executive from time to time by the Executive Chairman and/or the Board.

(b)          Board. During the Term, Executive will be nominated to serve as a member of the Board for each election of the Board; provided, however, that Executive’s continued service as a member of the Board will be subject to any required stockholder approval. Upon any cessation of Executive’s employment, unless otherwise requested by the Board, Executive agrees to resign from all director and officer positions with the Company and its affiliates.

(c)          Principal Place of Employment. Executive’s services shall be performed remotely from South Carolina. However, from time to time, Executive may also be required by his job responsibilities to travel on Company business to Company’s headquarters in Ft. Pierce, Florida or to other locations, and Executive agrees to do so.”

2.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Amendment it shall not be necessary to produce more than one such counterpart. No counterpart shall be effective until each party has executed at least one counterpart. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

3.             All terms and provisions of the Agreement not amended by this Amendment, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as a binding contract as of the date first above written.

FORZA X1, INC.		EXECUTIVE

By:	/s/ Joseph Visconti	/s/ Jim Leffew
Name:	Joseph Visconti	Jim Leffew
Title:	Executive Chairman

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